UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   L. Robert Stohler
   723 Olde Mill Circle
   IN, Bloomington 47401
2. Issuer Name and Ticker or Trading Symbol
   The Scotts Company (SMG)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   4/28/2003
5. If Amendment, Date of Original (Month/Day/Year)
   4/28/2003
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President, North America
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Shares       |4/28/ |      |M   | |18000.0000        |A  |19.6250    |                   |D     |                           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Shares       |4/28/ |      |S   | |10000.0000        |D  |57.0700    |                   |D     |                           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Shares       |4/28/ |      |S   | |7900.0000         |D  |57.0800    |                   |D     |                           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Shares       |4/28/ |      |S   | |100.0000          |D  |57.0900    |                   |D     |                           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Shares       |4/28/ |      |M   | |40000.0000        |A  |19.3750    |                   |D     |                           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Shares       |4/28/ |      |S   | |20000.0000        |D  |57.0300    |                   |D     |                           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Shares       |4/28/ |      |S   | |5000.0000         |D  |57.0200    |                   |D     |                           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Shares       |4/28/ |      |S   | |5000.0000         |D  |57.0500    |                   |D     |                           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Shares       |4/28/ |      |S   | |5000.0000         |D  |57.0400    |                   |D     |                           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Shares       |4/28/ |      |S   | |5000.0000         |D  |57.0600    |0.0000             |D     |                           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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
Stock Option |$19.6250|4/28/ 2|      |M   | |18000.0000 |D  |11/20|11/19|Common Share|18000.0|       |0.0000      |D  |            |
(right to buy|        |003    |      |    | |           |   |/1998|/2005|s           |000    |       |            |   |            |
)            |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Stock Option |$19.3750|4/28/ 2|      |M   | |40000.0000 |D  |12/10|12/09|Common Share|40000.0|       |0.0000      |D  |            |
(right to buy|        |003    |      |    | |           |   |/1999|/2006|s           |000    |       |            |   |            |
)            |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
SIGNATURE OF REPORTING PERSON
L. Robert Stohler
L. Robert Stohler